Exhibit 10.164

EMPLOYMENT AGREEMENT

                           EMPLOYMENT AGREEMENT (“Agreement”) made this 2nd day of January, 2004, by and between Lippert Components, Inc., a Delaware corporation (the “Company”) and L. Douglas Lippert (the “Executive”).

W I T N E S S E T H :

                           WHEREAS, the Executive has been the Chairman of the Company, the Company desires to secure his continued services for the Company, and the Executive is willing to perform such services, upon the terms and conditions hereinafter set forth;

                           NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and in reliance upon the respective representations and warranties made to them in this Agreement, the parties hereto agree as follows:

              1. RETAINER

                           1.1 The Company hereby retains the Executive and the Executive hereby agrees to serve the Company as Chairman of the Board of Directors of the Company and each of its subsidiaries and as a general advisor to the Company, under the terms and conditions of this Agreement.

              2. TERM

                           The term of this Agreement, unless sooner terminated pursuant to the terms hereof, shall be for the three (3) year period commencing on January 1, 2004 and continuing through December 31, 2006 (the “Term”).

              3. SERVICES - LOCATION

                           3.1 The Executive shall serve the Company faithfully, efficiently and diligently as its Chairman and as a general advisor with respect to the Company’s business.

                           3.2 The Executive shall be available to render such services to the Company from time to time in person, upon reasonable notice to the Executive, as the Company shall reasonably deem necessary; provided, however, that the Executive shall not be required to perform more than twenty-five (25) hours of service per week during the first year of the Term, and ten (10) hours of service per week during each of the second and third years of the Term.

              4. COMPENSATION

                           The Company agrees to pay the Executive during the Term for all services to the Company, and the Executive agrees to accept, compensation in the amount of (i) Three Hundred Thousand ($300,000) Dollars during the first year of the Term and (ii) One Hundred Thousand ($100,000) Dollars during each of the second and third years of the term.

              5. EXPENSES, BENEFITS

                           5.1 All reasonable travel, entertainment and other expenses actually incurred incident to the rendering of services by the Executive hereunder and consistent with Company’s travel policies will be paid by the Company. If any such expenses are paid in the first instance by the Executive, the Company will reimburse him therefor on presentation of expense vouchers.

                           5.2 The Executive and his immediate family shall continue to receive medical coverage, and the Executive shall continue to receive disability and long-term care insurance, at least equivalent, in nature and extent, to the coverage afforded by the Company prior to the date hereof.

                           5.3 The Executive shall be eligible to participate in any pension, retirement or profit-sharing plan available to executives of the Company.

                           5.4 During the period of employment hereunder, the Company, at it expense, will make available to the Executive one automobile (or an automobile allowance at the option of the Executive), together with gasoline credit cards, customary insurance, maintenance, license fees, and parking, to be used in connection with the business of the Company. The Company will pay for all maintenance and parking of such automobile.

              6. TERMINATION

                           6.1 If, on account of physical or mental disability as certified in writing by a reputable doctor selected by the Company, the Executive shall fail or be unable to fully perform this Agreement for an aggregate of twenty-five (25) days during any three month period of this Agreement, the Company may at any time thereafter upon five (5) days written notice to the Executive, terminate this Agreement; and upon any such termination, the Company shall have no further obligation or liability to the Executive, except that the Company shall continue to pay the Executive the compensation payable pursuant to Section 4 and the benefits provided pursuant to Section 5.2 until the first to occur of (i) the expiration of the Term or (ii) one year from the date of termination.

                           6.2 In the event of the death of the Executive during the Term, all obligations of the Company pursuant to this Agreement shall terminate on the date of death, except that the Company shall continue to pay the estate of the Executive the compensation payable pursuant to Section 4 and shall provide to the Executive’s immediate family the benefits pursuant to Section 5.2 until the first to occur of (i) the expiration of the Term or (ii) one year from the date of death.

                           6.3 The Company shall have the right to terminate this Agreement, at any time, upon five (5) days written notice to the Executive in the event that (i) the Executive shall engage in conduct which constitutes gross negligence with respect to the performance of services hereunder; or (ii) the Executive shall engage in conduct which could reasonably be expected to have a materially adverse effect on the Company or any affiliate of the Company; or (iii) the Executive shall fail to devote the time, attention and efforts to the performance of services hereunder as required hereby; or (iv) the Executive shall commit any act of dishonesty, embezzlement, fraud, accepting bribery or kickbacks or similar acts involving the Company, or in connection with the Executive’s performance of services hereunder, or shall be convicted of, or plead guilty or nolo contendere to, a felony or any crime involving moral turpitude, or shall suffer habitual absenteeism as a result of substance abuse; or (v) the Executive shall have breached any of the representations, warranties, covenants or agreements contained herein. Upon any termination pursuant to this Section 6.3, the Company shall have no further obligation or liability to the Executive.

                           6.4 In the event the Executive terminates this Agreement, the Company’s sole obligation shall be to pay the Executive the compensation pursuant to Section 4.1 until the date of termination and the Company shall have no further obligation or liability to the Executive.

              7. NON-COMPETITION - CORPORATE PROPERTY

                           7.1 During the Term, and for a period of seven (7) years after the termination or expiration of this Agreement, the Executive shall not, directly or indirectly, (i) undertake or perform any services in or for any other enterprise that may or would interfere with his due performance of services hereunder; or (ii) undertake or perform any services in or for, or render services to, any business competitive to that of the Company.

                           7.2 For purposes of this Agreement, a business shall be deemed competitive if it is conducted in any geographic or market area in which the Company is engaged in business during the period covered by Section 7.1 and involves the creation, development, design, manufacture, production, marketing, packaging or sale of any products or services offered by the Company or its subsidiaries and affiliates during the term of this Agreement.

                           7.3 The Executive recognizes and acknowledges that, in the course of the performance of services hereunder, he may be given access to and may acquire information of a secret and special nature, and of unique value to the Company. Accordingly, the Executive shall not at any time, during the term of this Agreement or for a period of seven (7) years after the termination or expiration of this Agreement, (i) divulge to any person, firm, association, corporation or other entity any information with respect to the business of the Company and its affiliates that he may acquire in connection with the performance of services hereunder, including, but not limited to, production manufacturing methods, arrangements or processes; sales methods or arrangements; customer or supplier information; technical data; know-how and other information, whether or not commonly regarded as proprietary information or trade secrets.

              8. ADDITIONAL PROVISIONS

                           8.1 All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, telex, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, and addressed as follows, or to such other address as any party may notify the other in accordance with provision hereof:

To the Company:	Lippert Components, Inc. 2766 College Avenue Goshen, IN 46528

	Attention: Telephone: Telecopy:	President 574-535-2085 574-535-2091

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Drew Industries Incorporated 200 Mamaroneck Avenue Suite 301 White Plains, New York 10601
	Attention: Telephone: Telecopy:	President 914-428-9098 914-428-4581

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Phillips Nizer LLP 666 Fifth Avenue - 28th Floor New York, New York 10019
	Attention: Telephone: Telecopy:	Harvey F. Milman, Esq. (212) 841-0746 (212) 262-5152

To the Executive:	L. Douglas Lippert Le Rivage - PH #3 4351 Gulf Shore Blvd North Naples, Florida 34103

                           8.2 The invalidity of all or any part of any section, paragraph or subparagraph of this Agreement shall not render invalid the remainder of this Agreement, or the remainder of any such section, paragraph or subparagraph, provided that the essential terms and conditions of the Agreement remain valid and enforceable.

                           8.3 This Agreement constitutes the entire agreement between the parties, and there are no terms other than those contained herein. No variations hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by writing signed by the parties hereto.

                           8.4 The Company may, but shall not be obligated to, apply for and maintain fidelity bonds or similar insurance with respect to the acts or omissions of the Executive. The Executive agrees to take such steps and perform such acts as shall be necessary to assist the Company in obtaining or maintaining in effect such bonds or insurance, including the completion of the required applications and questionnaires, the furnishing of any required references, and consenting, upon request, to any required background, financial or other investigations.

                           8.5 In connection with any legal proceeding arising hereunder between the Company and the Executive, the prevailing party, by motion, on the merits, or otherwise, shall be reimbursed by the other party for all costs and expenses, including reasonable attorneys’fees, paid or incurred by the prevailing party in prosecuting or defending such proceeding.

                           8.6 This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws, including, but not limited to, matters of construction, validity and performance. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of competent jurisdiction of the State of New York located in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

                           8.7 This Agreement shall inure to the benefit and be binding upon the Company, and its assigns and the Executive and his heirs, executors, administrators and legal representatives.

Lippert Components, Inc. By: /s/ Leigh J. Abrams /s/ L. Douglas Lippert

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